UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 30, 2020

KORTH DIRECT MORTGAGE INC.

(Exact name of registrant as specified in its charter)

Florida	000-1695962	27-0644172
(State or other Jurisdiction	Commission File Number	(IRS Employer Identification No.)
of incorporation)

2937 SW 27th Avenue, Suite 307, Miami, FL 33133
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (305) 668-8485

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
n/a	n/a	n/a

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

Item 1.01	Entry into a Material Definitive Agreement

 On September 30, 2020, Korth Direct Mortgage Inc. (the “Company”) entered into a Trust Indenture and Security Agreement with Delaware Trust Company as Trustee (the “Indenture”). The Agreement provides certain terms under which the Company will issue its mortgage secured notes (“Notes”), which are defined in the Indenture as special limited obligations of KDM to be issued in series (each a “Series”).

KDM must make payments to the Noteholders only to the extent it has received payments from the borrower on the underlying CM Loan. A default by a borrower of a CM Loan is not a default by KDM. KDM must act in good faith and use commercially reasonable efforts to service and collect the CM Loan payments for payment to the Noteholders. The Company has the right at any time to amend or waive any term of any CM Loan if it deems such action to be in the best interest of the Noteholders.

For each Series of Notes, the Company grants the Trustee a first perfected interest in all of its right, title, and interest in the mortgage loan or loans underlying that Series. The Trustee’s remedies upon a breach of the Company’s obligations as to a Series of Notes under the Indenture include acceleration of the Series of Notes, any other the remedies available at law to collect principal and interest due on a Note. If an event of default is continuing, holders of a majority of the principal amount of a Note can direct enforcement of the Note. The Company may supplement the Indenture by consent of a majority of Noteholders, provided that certain provisions must have the consent of each Noteholder of a Series, for example a change in principal amount or modifications which reduce the rights of current holders.

As long as any Notes are outstanding under the Indenture, the Company may incur no debts other than the Notes covered by the Indenture, compensation owed to employees, rent for offices or equipment, obligation to electric or other utilities and informational services and any other services reasonably necessary to assist the Company in carrying out its mortgage origination and servicing and Note servicing functions. Notwithstanding the foregoing, the Company may incur debt secured by mortgages when such debt may be used as a warehouse or holding facility for the issuance of Notes or other mortgage-related activities. The foregoing provision does not prohibit the incurrence by the Company of additional indebtedness under the Indenture in an aggregate amount not to exceed the greater of (a) $20 million and (b) 6.0% of the total consolidated assets of the Company at the time outstanding.

Notwithstanding the foregoing debt covenant, the Company’s ability to incur debt under the Indenture is subject Company’s indentures with Delaware Trust Company dated November 17, 2017, and September 20, 2018, both of which prohibit the Company from incurring any debt other than the notes issued under those two indentures, general operating expenses, and leases. The Company cannot avail itself of the debt covenant in the Indenture until all of the debt issued under the 2017 and 2018 indentures is matured or retired, or by a vote of the majority of holders of notes under those indentures. Notes issued under the prior indentures are expected to all have matured in approximately five years.

Item 9.01	Financial Statements and Exhibits

Exhibit	Description

4.3	Trust Indenture and Security Agreement Dated September 30, 2020, between Korth Direct Mortgage Inc. and Delaware Trust Company as Trustee

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 6, 2020		KORTH DIRECT MORTGAGE INC.

	By:	/s/ Holly C. MacDonald-Korth
Holly C. MacDonald-Korth, President